EXHIBIT 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Vice President, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES RECORD SECOND QUARTER 2008 RESULTS

AND UPDATES FULL-YEAR 2008 GUIDANCE

RADNOR, PA (BusinessWire) August 6, 2008 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months ended June 30, 2008 and provided an update of full-year 2008 guidance.

Second Quarter 2008 Highlights

Second quarter 2008 highlights and results, with comparisons to second quarter 2007 results, included the following:

•	Quarterly record distributable cash flow (DCF), a non-GAAP (generally accepted accounting principles) measure, of $40.2 million, as compared to $30.3 million;

•	Quarterly record operating income of $44.3 million, as compared to $27.4 million;

•	Quarterly record adjusted net income, a non-GAAP measure, of $31.2 million, or $0.54 per limited partner unit, as compared to $23.2 million, or $0.44 per limited partner unit;

•	Net income of $9.5 million, or $0.10 per limited partner unit, as compared to $16.6 million, or $0.30 per limited partner unit;

•	Quarterly record natural gas midstream system throughput volumes of 23.9 Bcf, or 262 million cubic feet (MMcf) per day, as compared to 17.0 Bcf, or 187 MMcf per day;

•	Quarterly record midstream gross margin of $32.0 million, or $1.34 per thousand cubic feet (Mcf), as compared to $19.3 million, or $1.14 per Mcf;

•	Coal production by lessees of 8.8 million tons, as compared to 8.1 million tons;

•	Quarterly record average coal royalties per ton of $3.58 ($3.20 net of coal royalties expense), as compared to $2.98 ($2.75 net of coal royalties expense); and

•

Quarterly record coal and natural resource management segment revenues of $39.1 million ($35.7 million net of coal royalties expense), as compared to $28.4 million ($26.6 million net of coal royalties expense).

Reconciliations of non-GAAP financial measures to GAAP-based measures appear in the financial tables later in this release.

The quarterly record DCF for the second quarter of 2008 of $40.2 million was 33 percent higher than the DCF recorded for the second quarter of 2007 due to increased system throughput volumes and fractionation or “frac” spreads in the natural gas midstream segment (PVR Midstream) and increased lessee coal production and average coal royalties in the coal and natural resource management segment (PVR Coal & Natural Resource Management).

Compared to the first quarter of 2008, DCF in the second quarter of 2008 was $13.5 million, or 50 percent, higher. This sequential increase was primarily due to a $6.7 million, or 49 percent, increase in segment operating income for PVR Midstream and a $6.4 million, or 36 percent, increase in segment operating income for PVR Coal & Natural Resource Management.

The $8.0 million, or 35 percent, increase in adjusted net income as compared to the prior year quarter was primarily due to a $16.9 million, or 62 percent, increase in operating income, partially offset by a $7.5 million increase in cash paid to settle derivatives and $1.6 million increase in net interest expense. The increase in operating income as compared to the prior year quarter was due to a $10.5 million, or 107 percent, increase in operating income from PVR Midstream and a $6.4 million, or 37 percent, increase in operating income from PVR Coal & Natural Resource Management.

The $7.1 million, or 43 percent, decrease in net income as compared to the prior year quarter was due to a $22.4 million, or 297 percent, increase in derivatives expense resulting from changes in the valuation of unrealized derivative positions and the increase in net interest expense, partially offset by the increase in operating income.

Cash Distribution

As previously announced, on August 14, 2008, PVR will pay to unitholders of record as of August 4, 2008 a quarterly cash distribution covering the period of April 1 through June 30, 2008 in the amount of $0.46 per unit, or an annualized rate of $1.84 per unit. This annualized distribution represents a $0.04 per unit, or 2.2 percent, increase over the annualized distribution of $1.80 per unit paid for the first quarter of 2008 and a 9.5 percent increase over the annualized distribution of $1.68 per unit for the same quarter of 2007.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to report record financial and operating results for PVR during the second quarter of 2008. This strong performance and continued confidence in our outlook is reflected in the recent increase in the quarterly distribution, the sixth consecutive quarterly increase. Our current annualized distribution of $1.84 per unit is 9.5 percent higher than at the same time a year ago.

“During the second quarter, PVR Midstream’s system throughput volumes increased 38 percent over the first quarter of 2008 due to increased processing capacity as a result of the new Spearman plant in the panhandle of Texas and the new Crossroads plant in East Texas. In addition, we recently closed four midstream acquisitions, including gathering and transportation assets in the Fort Worth Basin of Texas, an interest in a gas gathering joint venture in the Powder River Basin in Wyoming and a pair of pipeline asset acquisitions which enhanced our operations in the panhandle of Texas. The acquisitions in the Fort Worth and Powder River Basins establish PVR Midstream in two new geographical areas in which we plan to expand. We have increased our full-year 2008 system throughput volume guidance for PVR Midstream due to the increased processing capacity and expected growth in the supply of natural gas volumes.

“PVR Coal & Natural Resource Management had a strong second quarter, with a 16 percent sequential increase in lessee coal production. In addition, we benefited from higher coal prices, especially in Central Appalachia and in the Illinois Basin, where average coal royalties per ton increased by 23 percent and 10 percent, respectively. We are encouraged by such trends as we expect approximately one-half of our lessees’ contracts for market sensitive production, primarily in Central Appalachia and to a lesser extent in the Illinois Basin, to be “rolled over” during 2008 into higher priced contracts, the effect of which will impact 2008 and beyond. The overall market for coal continues to be strong as export demand remains high and domestic demand remains stable. Accordingly, we have increased guidance for our full-year 2008 average coal royalties per ton and slightly increased guidance for lessee tonnage.”

Natural Gas Midstream Segment Review

Operating income for PVR Midstream increased 107 percent to $20.3 million from $9.8 million in the prior year quarter. The increase in operating income was primarily the result of record system throughput volumes along with higher frac spreads during the second quarter of 2008 as compared to the prior year quarter. Midstream gross margin increased by 65 percent to a record $32.0 million, or $1.34 per Mcf, from $19.3 million, or $1.14 per Mcf, in the prior year quarter. Adjusted for the cash impact of derivatives, midstream gross margin was $23.8 million, or $1.00 per Mcf, in the second quarter of 2008, up 29 percent from $18.4 million, or $1.09 per Mcf, in the prior year quarter. The year-over-year increase was due to higher system throughput volumes in the second quarter of 2008.

System throughput volumes at PVR’s gas processing plants and gathering systems increased 40 percent to a record 23.9 Bcf, or approximately 262 MMcf per day, in the second quarter of 2008 from 17.0 Bcf, or approximately 187 MMcf per day, in the prior year quarter. The volumes increased during the second quarter primarily as a result of contributions by two new gas processing plants, the 60 MMcf per day Spearman plant in the panhandle of Texas and the 80 MMcf per day Crossroads plant in East Texas, which were both fully operational by the end of the first and second quarters, respectively. Expenses other than the cost of midstream gas purchased increased as compared to the prior year quarter by $3.4 million during the second quarter of 2008 to $14.3 million, primarily due to increased system throughput volumes.

Compared to the first quarter of 2008, the $6.7 million, or 49 percent, increase in second quarter 2008 segment operating income for PVR Midstream was due to a 72 MMcf per day, or 38 percent, increase in system throughput volumes as a result of contributions from the two new processing plants, partially offset by a $0.13, or nine percent, decrease in gross margin per Mcf.

Coal and Natural Resource Management Segment Review

During the second quarter of 2008, operating income for PVR Coal & Natural Resource Management increased by 37 percent to $24.0 million from $17.6 million in the prior year quarter. Revenues increased by 37 percent to $39.1 million from the prior year quarter primarily due to a 32 percent increase in coal royalties revenue, along with a 69 percent increase in coal services and other revenues. Coal royalties revenue increased primarily due to a 0.8 million ton, or 10 percent, increase in coal production by PVR’s lessees to 8.8 million tons in the second quarter of 2008 and a 20 percent increase in average coal royalties per ton to a record $3.58 from $2.98 in the prior year quarter. Other revenues increased primarily due to acquisitions of forestlands and oil and gas royalties in the second half of 2007. Net of coal royalties expense, average coal royalties per ton increased $0.45, or 16 percent, to $3.20 in the second quarter of 2008 as compared to $2.75 in the prior year quarter. The lessee production increase was primarily due to increases in the Illinois Basin and in Central Appalachia. Operating expenses increased by 39 percent to $15.1 million primarily due to increases in depreciation, depletion and amortization and coal royalties expenses.

Compared to the first quarter of 2008, the $6.4 million, or 36 percent, increase in second quarter 2008 segment operating income for PVR Coal & Natural Resource Management was primarily due to a $7.7 million increase in coal royalties revenue resulting from a 1.2 million ton, or 16 percent, increase in lessee coal production and a $0.44, or 14 percent, increase in average coal royalties per ton. In addition, other revenues increased by $1.1 million and operating expenses increased by $2.4 million.

Capital Resources and Impact of Derivatives

As of June 30, 2008, PVR’s outstanding borrowings were $381.2 million, including $58.1 million of senior unsecured notes classified as current portion of long-term debt, a decrease from $411.7 million as of December 31, 2007. The senior unsecured notes were classified as current as the result of their repayment in July 2008. The decrease in outstanding borrowings was primarily due to the public offering of approximately 5.2 million common units in the second quarter of 2008 with net proceeds of $141.0 million, partially offset by acquisitions and capital expenditures during the first half of 2008. Interest expense increased from $3.6 million in the second quarter of 2007 to $5.4 million in the second quarter of 2008 due to the higher weighted average level of outstanding borrowings during the second quarter of 2008 as compared to the prior year quarter.

For the second quarter of 2008, derivatives expense was $29.9 million, as compared to expense of $7.6 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash payments of $9.7 million during the second quarter of 2008, a $7.5 million increase from $2.2 million of net cash payments in the prior year quarter. See the Natural Gas Midstream Segment Review in this release for a discussion of the impact of derivatives on PVR Midstream’s gross margin.

See the Guidance Table included in this release for detail of derivative positions as of June 30, 2008.

Guidance for 2008

See the Guidance Table included in this release for updated guidance estimates for full-year 2008. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A joint conference call and webcast, during which management will discuss second quarter 2008 financial and operational results for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), is scheduled for Thursday, August 7, 2008 at 1:00 p.m. ET. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephonic replay of the call will be available until August 21, 2008 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #290757. An on-demand replay of the conference call will be available at PVR’s website beginning shortly after the call.

******

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA). PVR manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about PVR, visit its website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, NGLs, crude oil and coal; the relationship between natural gas, NGL and coal prices; the projected demand for and supply of natural gas, NGLs and coal; competition among producers in the coal industry generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of PVR’s coal differs from estimated recoverable coal reserves; PVR’s ability to generate sufficient cash from its businesses to maintain and pay the quarterly distribution to PVR’s general partner and PVR’s unitholders; the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including PVR’s lessees’ ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; operating risks, including unanticipated geological problems, incidental to PVR’s coal and natural resource management or natural gas midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets and new sources of natural gas supply and connections to third-party pipelines on satisfactory terms; PVR’s ability to retain existing or acquire new natural gas midstream customers and coal lessees; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves and obtain favorable contracts for such production; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of PVR’s lessees’ mining operations and related coal infrastructure projects and new processing plants in PVR’s natural gas midstream business; environmental risks affecting the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVR or its lessees; hedging results; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; and risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial market) and political conditions (including the impact of potential terrorist attacks).

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS—unaudited

(dollars in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Natural gas midstream	$234,797	$114,407	$359,845	$209,725
Coal royalties	31,641	24,029	55,603	49,029
Coal services	1,841	2,092	3,703	3,693
Other	8,226	3,616	14,168	5,897

Total revenues	276,505	144,144	433,319	268,344

Expenses
Cost of midstream gas purchased	202,819	95,077	302,516	174,808
Operating	8,719	5,497	15,512	11,011
Taxes other than income	976	603	2,048	1,446
General and administrative	6,743	5,763	13,261	11,402
Depreciation, depletion and amortization	12,919	9,822	24,419	19,955

Total expenses	232,176	116,762	357,756	218,622

Operating income	44,329	27,382	75,563	49,722

Other income (expense)
Interest expense	(5,374)	(3,617)	(10,306)	(7,164)
Interest income and other	458	345	920	632
Derivatives	(29,942)	(7,550)	(22,166)	(10,197)

Net income	$9,471	$16,560	$44,011	$32,993

Allocation of net income:
General partner’s interest in net income	$4,569	$2,940	$9,196	$5,434
Limited partners’ interest in net income	$4,902	$13,620	$34,815	$27,559

Basic and diluted net income per limited partner unit	$0.10	$0.30	$0.73	$0.60

Weighted average units outstanding, basic and diluted (in thousands)	48,581	46,107	47,521	46,102

Other data:

Distributions to limited partners (per unit) - (a)	$0.46	$0.42	$0.91	$0.83
Distributions paid	$25,640	$21,951	$50,358	$42,980
Distributable cash flow (non-GAAP) - (b)	$40,221	$30,339	$66,965	$56,377

Coal and natural resource management segment:
Coal royalty tons (in thousands)	8,839	8,060	16,479	16,344
Average coal royalties ($ per ton)	$3.58	$2.98	$3.37	$3.00
Average net coal royalties ($ per ton) - (c)	$3.20	$2.75	$3.01	$2.78

Natural gas midstream segment:
System throughput volumes (MMcf)	23,884	17,019	41,171	32,919
Gross margin (in thousands)	$31,978	$19,330	$57,329	$34,917

(a)	- These quarterly distributions are for the periods shown and are payable within 45 days after the end of each quarter to unitholders of record and to PVR’s general partner.
(b)	- See subsequent page for the calculation and description of distributable cash flow.
(c)	- The average net coal royalties per ton deducts coal royalties expense, which are incurred primarily in Central Appalachia.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS—unaudited

(in thousands)

	June 30, 2008	December 31, 2007
Assets
Cash	$17,832	$19,530
Receivables	135,442	78,888
Derivative assets	4,795	1,212
Other current assets	4,558	4,104

Total current assets	162,627	103,734
Property, plant and equipment, net	776,511	731,282
Other long-term assets	162,073	96,263

Total assets	$1,101,211	$931,279

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$132,045	$76,236
Current portion of long-term debt	58,083	12,561
Deferred income	3,099	2,958
Derivative liabilities	43,396	41,733

Total current liabilities	236,623	133,488
Derivative liabilities	6,642	1,315
Other long-term liabilities	26,799	26,047
Long-term debt	323,100	399,153
Partners’ capital	508,047	371,276

Total liabilities and partners’ capital	$1,101,211	$931,279

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Activities
Net income	$9,471	$16,560	$44,011	$32,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	12,919	9,822	24,419	19,955
Commodity derivative contracts:
Total derivative losses	31,459	8,835	24,791	12,325
Cash payments to settle derivatives for the period	(9,703)	(2,189)	(19,225)	(4,261)
Noncash interest expense	204	165	368	330
Equity earnings, net of distributions received	354	(645)	(6)	(878)
Other	(312)	(198)	(621)	(198)
Changes in operating assets and liabilities	89	1,448	(410)	(2,950)

Net cash provided by operating activities	44,481	33,798	73,327	57,316

Investing Activities
Acquisitions, net of cash acquired	(96,220)	(52,117)	(96,240)	(52,456)
Additions to property, plant and equipment	(21,190)	(11,872)	(38,840)	(18,874)
Other	334	154	675	197

Net cash used in investing activities	(117,076)	(63,835)	(134,405)	(71,133)

Financing Activities
Proceeds from equity issuance	140,958	—	140,958	—
Distributions to partners	(25,640)	(21,951)	(50,358)	(42,980)
Proceeds from borrowings, net	(32,600)	52,000	(30,600)	57,000
Other	(620)	—	(620)	860

Net cash provided by financing activities	82,098	30,049	59,380	14,880

Net increase (decrease) in cash and cash equivalents	9,503	12	(1,698)	1,063
Cash and cash equivalents - beginning of period	8,329	12,491	19,530	11,440

Cash and cash equivalents - end of period	$17,832	$12,503	$17,832	$12,503

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES—unaudited

(in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$9,471	$16,560	$44,011	$32,993
Depreciation, depletion and amortization	12,919	9,822	24,419	19,955
Commodity derivative contracts:
Derivative losses included in operating income	1,517	1,285	2,625	2,128
Derivative losses included in other income	29,942	7,550	22,166	10,197
Cash payments to settle derivatives for the period	(9,703)	(2,189)	(19,225)	(4,261)
Maintenance capital expenditures	(3,925)	(2,689)	(7,031)	(4,635)

Distributable cash flow (a)	$40,221	$30,339	$66,965	$56,377

Distribution to Partners:
Limited partner units	$20,748	$18,903	$41,035	$37,346
General partner interest	423	386	837	762
Incentive distribution rights (b)	4,469	2,662	8,486	4,872

Total cash distribution paid during period	$25,640	$21,951	$50,358	$42,980

Total cash distribution paid per unit during period	$0.45	$0.41	$0.89	$0.81

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$9,471	$16,560	$44,011	$32,993
Adjustments for derivatives:
Derivative losses included in operating income	1,517	1,285	2,625	2,128
Derivative losses included in other income	29,942	7,550	22,166	10,197
Cash payments to settle derivatives for the period	(9,703)	(2,189)	(19,225)	(4,261)

Net income as adjusted (c)	$31,227	$23,206	$49,577	$41,057

Allocation of net income, as adjusted:
General partner’s interest in net income, as adjusted	$5,004	$3,073	$9,308	$5,596
Limited partners’ interest in net income, as adjusted	$26,223	$20,133	$40,269	$35,461
Net income as adjusted, per limited partner unit, basic and diluted (Note 3)	$0.54	$0.44	$0.85	$0.77

(a)	- Distributable cash flow represents net income plus depreciation, depletion and amortization expenses, plus derivative losses (gains) included in operating income and other income, plus cash paid for derivative settlements, minus the non-cash cost of midstream gas purchased minus maintenance capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(b)	- In accordance with PVR’s partnership agreement, incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved.
(c)	- Net income as adjusted represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives. Management believes this presentation is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. Management uses this information for comparative purposes within the industry. Net income as adjusted is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION—unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended June 30, 2008
Revenues
Natural gas midstream	$—	$234,797	$234,797
Coal royalties	31,641	—	31,641
Coal services	1,841	—	1,841
Timber	1,833	—	1,833
Oil and gas royalties	1,556	—	1,556
Other	2,185	2,652	4,837

Total revenues	39,056	237,449	276,505

Expenses
Cost of midstream gas purchased	—	202,819	202,819
Coal royalties expense	3,397	—	3,397
Other operating	505	4,817	5,322
Taxes other than income	371	605	976
General and administrative	3,274	3,469	6,743
Depreciation, depletion and amortization	7,526	5,393	12,919

Total expenses	15,073	217,103	232,176

Operating income	$23,983	$20,346	$44,329

Additions to property and equipment and acquisitions	$24,641	$92,769	$117,410

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Three Months Ended June 30, 2007
Revenues
Natural gas midstream	$—	$114,407	$114,407
Coal royalties	24,029	—	24,029
Coal services	2,092	—	2,092
Timber	238	—	238
Oil and gas royalties	306	—	306
Other	1,745	1,327	3,072

Total revenues	28,410	115,734	144,144

Expenses
Cost of midstream gas purchased	—	95,077	95,077
Coal royalties expense	1,820	—	1,820
Other operating	694	2,983	3,677
Taxes other than income	267	336	603
General and administrative	2,743	3,020	5,763
Depreciation, depletion and amortization	5,320	4,502	9,822

Total expenses	10,844	105,918	116,762

Operating income	$17,566	$9,816	$27,382

Additions to property and equipment and acquisitions	$52,130	$11,859	$63,989

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION—unaudited

(in thousands)

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Six Months Ended June 30, 2008

Revenues
Natural gas midstream	$—	$359,845	$359,845
Coal royalties	55,603	—	55,603
Coal services	3,703	—	3,703
Timber	3,417	—	3,417
Oil and gas royalties	2,790	—	2,790
Other	3,837	4,124	7,961

Total revenues	69,350	363,969	433,319

Expenses
Cost of midstream gas purchased	—	302,516	302,516
Coal royalties expense	5,909	—	5,909
Other operating	736	8,867	9,603
Taxes other than income	742	1,306	2,048
General and administrative	6,459	6,802	13,261
Depreciation, depletion and amortization	13,939	10,480	24,419

Total expenses	27,785	329,971	357,756

Operating income	$41,565	$33,998	$75,563

Additions to property and equipment and acquisitions	$24,689	$110,391	$135,080

	Coal and Natural Resource Management	Natural Gas Midstream	Consolidated
Six Months Ended June 30, 2007

Revenues
Natural gas midstream	$—	$209,725	$209,725
Coal royalties	49,029	—	49,029
Coal services	3,693	—	3,693
Timber	417	—	417
Oil and gas royalties	583	—	583
Other	3,172	1,725	4,897

Total revenues	56,894	211,450	268,344

Expenses
Cost of midstream gas purchased	—	174,808	174,808
Coal royalties expense	3,603	—	3,603
Other operating	1,066	6,342	7,408
Taxes other than income	590	856	1,446
General and administrative	5,359	6,043	11,402
Depreciation, depletion and amortization	10,810	9,145	19,955

Total expenses	21,428	197,194	218,622

Operating income	$35,466	$14,256	$49,722

Additions to property and equipment and acquisitions	$53,466	$17,864	$71,330

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE—unaudited

(dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for full-year 2008.

	Actual
	First Quarter 2008	Second Quarter 2008	YTD 2008	Full-Year 2008 Guidance
Coal and Natural Resource Management Segment:
Coal royalty tons (millions) (a)	7.7	8.8	16.5	33.5 – 34.5
Revenues:
Average coal royalties per ton (b)	$3.14	3.58	3.37	3.30 – 3.45
Other (c)	$6.3	7.4	13.7	26.0 – 27.5
Expenses:
Cash operating expenses (d)	$6.3	7.5	13.8	24.5 – 26.0
Depreciation, depletion and amortization (e)	$6.4	7.5	13.9	30.0 – 31.5
Capital expenditures:
Expansion and acquisitions (f)	$0.1	24.6	24.7	25.5 – 26.5
Maintenance capital expenditures (g)	$—	—	—	0.2 – 0.3
Total segment capital expenditures	$0.1	24.6	24.7	25.7 – 26.8
Natural Gas Midstream Segment:
System Throughput volumes (MMcf per day) (h)	190	262	226	270 – 280
Expenses:
Cash operating expenses (i)	$8.1	8.9	17.0	35.0 – 38.0
Depreciation, depletion and amortization (j)	$5.1	5.4	10.5	23.0 – 25.0
Capital expenditures:
Expansion and acquisitions (k)	$16.4	86.3	102.7	315.0 – 325.0
Maintenance capital expenditures (l)	$3.1	3.9	7.0	11.0 – 13.0
Total segment capital expenditures	$19.5	90.2	109.7	326.0 – 338.0
Other:
Interest expense:
Average long-term debt outstanding	$412.5	411.8	411.9	475.0 – 500.0
Interest rate	5.3%	4.4%	4.9%	4.8% – 5.3%

These estimates are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Notes (changes from previous guidance):

(a)	- Increased the lower end of tonnage guidance by 0.5 million tons.
(b)	- Increased by $0.35 per ton to reflect expected higher sales prices by PVR lessees.
(c)	- Increased $0.5 to $1.0 million to reflect higher expected coal services and other revenues.
(d)	- Increased $2.5 to $3.0 million to reflect higher expected expenses.
(e)	- Reduced the upper end of guidance by $0.5 million to reflect lower expected depreciation, depletion and amortization expense.
(f)	- Increased to include the cost of an acquisition in Central Appalachia in May 2008 for $24.5 million.
(g)	- Increased the upper end of guidance by $0.1 million.
(h)	- System throughput volumes increased 20-25 MMcf per day to reflect new supply of natural gas expected to be added as the year progresses, particularly at the Beaver/Spearman complex in the Texas panhandle, the Crossroads plant in East Texas and from acquisitions.
(i)	- Increased $1.5 to $2.0 million to reflect higher expected expenses.
(j)	- Increased the upper end of guidance by $1.0 million to reflect higher expected depreciation, depletion and amortization expense.
(k)	- Increased by $235.0 million to include costs of acquiring gathering and transportation assets in the Fort Worth Basin in June 2008, pipeline assets in the panhandle of Texas in July 2008 and other organic growth projects.
(l)	- Increased $1.0 million to reflect lower expected maintenance capital expenditures.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY—unaudited

As of June 30, 2008

					Weighted Average Price Collars
	Average Volume Per Day		Weighted Average Price		Additional Put Option	Put	Call
Frac Spread	(in MMBtu	)	(per MMBtu	)
Third quarter 2008 through fourth quarter 2008	7,824		$5.02
Ethane Sale Swap	(in gallons	)	(per gallon	)
Third quarter 2008 through fourth quarter 2008	34,440		$0.4700
Propane Sale Swaps	(in gallons	)	(per gallon	)
Third quarter 2008 through fourth quarter 2008	26,040		$0.7175
Crude Oil Sale Swaps	(in barrels	)	(per barrel	)
Third quarter 2008 through fourth quarter 2008	560		$49.27
Natural Gasoline Collar	(in gallons	)				(per gallon)
Third quarter 2008 through fourth quarter 2008	6,300					$1.4800	$1.6465
Crude Oil Collar	(in barrels	)				(per barrel)
Third quarter 2008 through fourth quarter 2008	400					$65.00	$75.25
Natural Gas Sale Swaps	(in MMBtu	)	(per MMBtu	)
Third quarter 2008 through fourth quarter 2008	4,000		$6.97
Crude Oil Three-Way Collar (a)	(in barrels	)				(per gallon)
First quarter 2009 through fourth quarter 2009	1,000				$70.00	$90.00	$119.25
Frac Spread Collar (b)	(in MMBtu	)				(in MMBtu)
First quarter 2009 through fourth quarter 2009	6,000					$9.09	$13.94

Management estimates that excluding the derivative positions described above, for every $1.00 per MMBtu decrease or increase in natural gas prices, natural gas midstream gross margin and operating income for the last six months of 2008 would increase or decrease by approximately $5.6 million, assuming that crude oil and natural liquids prices and inlet volumes remain constant at forecasted levels. In addition, management also estimates that for every $5.00 per barrel increase or decrease in the oil prices, natural gas midstream gross margin and operating income would increase or decrease by approximately $2.3 million, assuming that natural gas prices and inlet volumes remain constant at forecasted levels. These estimated changes in gross margin and operating income exclude the effect of potential cash receipts or payments in settling these derivative positions.

(a)	- A three-way collar is a combination of options: a sold call, a purchased put and a sold put. The sold call establishes the maximum price that PVR will receive for the contracted commodity volumes. The purchased put establishes the minimum price that PVR will receive for the contracted volumes unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (i.e., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.
(b)	- PVR entered into this contract in July 2008.